Exhibit 99.1

For immediate release
May 20, 2024
Star Equity Holdings, Inc. Announces 2024 First Quarter Financial Results
Ended the first quarter with cash and cash equivalents of $14.7 million
Well positioned to expand existing businesses organically and through acquisitions
Timber Technologies acquisition marks a significant step forward in growth strategy

Old Greenwich, CT. - Star Equity Holdings, Inc. (Nasdaq: STRR; STRRP) (“Star” or the “Company”), a diversified holding company, reported today its financial results for the first quarter (Q1) ended March 31, 2024. All 2024 and 2023 amounts in this release are unaudited.
Following the sale of our Digirad Health business on May 4, 2023, all financial results for the 2023 reporting period, unless stated otherwise, relate to continuing operations, which currently include two divisions: Building Solutions (formerly known as Construction) and Investments.
Q1 2024 Financial Highlights vs. Q1 2023 (unaudited)
•Revenues decreased by 26.1% to $9.1 million from $12.3 million.
•Gross profit decreased by 63.1% to $1.6 million from $4.3 million.
•Net loss from continuing operations was $2.2 million (or $0.14 per basic and diluted share) compared to net income from continuing operations of $16 thousand (or $0.00 per basic and diluted share).
•Non-GAAP adjusted net loss was $1.4 million (or $0.09 per basic and diluted share) compared to net income of $0.5 million (or $0.03 per basic and diluted share).
•Non-GAAP adjusted EBITDA was a loss of $1.1 million versus income of $0.8 million.
•As of March 31, 2024, cash and cash equivalents increased to $14.7 million versus cash and cash equivalents of $5.0 million at March 31, 2023.
•Our TTG common equity investment and Note Receivable from TTG, including accrued interest, are recorded at cost and amounted to $6.0 million and $7.6 million, respectively, at March 31, 2024.
•Debt increased to $1.9 million at March 31, 2024 from $0.7 million at March 31, 2023.

Rick Coleman, Chief Executive Officer, noted, “In the first quarter of 2024, Building Solutions revenue and gross profit both declined versus the first quarter of 2023. Although our sales pipeline and signed backlog are roughly equivalent to historical averages, our customers are experiencing the effects of credit tightening resulting in delays in getting financing. In particular, financing delays caused large commercial projects expected to commence in Q1 to slip from the first quarter into future periods.”
Mr. Coleman continued, “We believe there is strong demand for new construction in the markets we serve, and the current macroeconomic impacts are temporary. We remain focused on all elements of our growth strategy including Building Solutions division expansion, acquisitions in new industries, and exploring new opportunities at our Investments division.”
Jeff Eberwein, Executive Chairman, added, “We are very pleased to announce our acquisition of Timber Technologies, a WI-based engineered wood products (“EWP”) manufacturer, effective May 17. The acquisition creates scale, diversifies our revenue sources and end markets, and expands our client base and geographic footprint. Identifying, evaluating, and completing accretive acquisitions is part of our holding company growth strategy for delivering shareholder value.”
For more information on the transaction, please visit www.starequity.com.

Revenues
The Company’s Q1 2024 revenues decreased 26.1% to $9.1 million from $12.3 million in Q1 2023.

Revenues in $ thousands	Q1 2024	Q1 2023	% change
Building Solutions	$9,118	$12,346	(26.1)%
Investments	188	158	19.0%
Intersegment elimination	(188)	(158)	19.0%
Total Revenues	$9,118	$12,346	(26.1)%
Q1 2024 Building Solutions revenue decreased by 26.1% from the prior year as a result of slower business activity at both KBS and EBGL. Economic headwinds, higher interest rates, and weather related project delays contributed to the slowdown which we believe to be temporary. Specifically, some of our largest commercial projects expected to commence in Q1 were delayed into future periods. Our backlog and sales pipeline indicate continued strong demand for new projects, although the revenue impact and timing are uncertain.

Gross Profit

Gross profit (loss) in $ thousands	Q1 2024	Q1 2023	% change
Building Solutions	$1,678	$4,329	(61.2)%
Building Solutions gross margin	18.4%	35.1%	(16.7)%
Investments	84	95	(11.6)%
Intersegment elimination	(188)	(158)	19.0%
Total gross profit	$1,574	$4,266	(63.1)%
Total gross margin	17.3%	34.6%	(17.3)%
Q1 2024 Building Solutions gross profit decreased 61.2% primarily due to lower revenues.
Operating Expenses
On a consolidated basis, Q1 2024 sales, general and administrative (“SG&A”) expenses increased by $0.4 million, or 11.1%, versus the prior year period. Also, SG&A as a percentage of revenue increased in Q1 2024 to 44.9% versus 29.8% in Q1 2023. The major drivers of the increase in SG&A were increases in legal and outside services expense related to our mergers and acquisitions activity.
Net Income
Q1 2024 net loss from continuing operations was $2.2 million, or $0.14 per basic and diluted share, compared to net income of $16 thousand, or $0.00 per basic and diluted share in the same period in the prior year. Q1 2024 non-GAAP adjusted net loss from continuing operations was $1.4 million, or $0.09 per basic and diluted share, compared to non-GAAP adjusted net income from continuing operations of $0.5 million, or $0.03 per basic and diluted share, in the prior year period.
Non-GAAP Adjusted EBITDA
Q1 2024 non-GAAP adjusted EBITDA was a loss of $1.1 million versus income of $0.8 million in the same quarter of the prior year, primarily due to decreased revenues.
Operating Cash Flow
Q1 2024 cash flow from operations was an outflow of $2.4 million, compared to an inflow of $5.1 million for Q1 2023. The decrease in net cash provided by operating activities is attributable to lower results from operations, particularly in our Building Solutions division, and increased net working capital expenditures.
Preferred Stock Dividends
In Q1 2024, the Company’s board of directors declared a cash dividend to holders of our Series A Preferred Stock of $0.25 per share, for an aggregate amount of approximately $0.5 million. The record date for this dividend was February 1, 2024, and the payment date was March 11, 2024.
NOL Carryforward
As of December 31, 2023, Star had $43.2 million of U.S. federal net operating losses (“NOL”), which the Company considers to be a valuable asset for its stockholders. In order to protect the value of the NOL for all stockholders, the Company has a rights agreement and charter amendment in place that limit beneficial ownership of the Company’s common stock to 4.99%.

Stockholders who wish to own more than 4.99% of Star common stock, or who already own more than 4.99% of Star common stock and wish to buy more, may only acquire additional shares with the Board’s prior written approval.
Conference Call Information
A conference call is scheduled for 10:00 a.m. ET (7:00 a.m. PT) on May 20, 2024 to discuss the results and management’s outlook. The call may be accessed by dialing (833) 630-1956 (toll free) or (412) 317-1837 (international), five minutes prior to the scheduled start time and referencing Star Equity. A simultaneous webcast of the call may be accessed online from the Events & Presentations link on the Investor Relations page at www.starequity.com/events-and-presentations/presentations; an archived replay of the webcast will be available within 15 minutes of the end of the conference call.
If you have any questions, either prior to or after our scheduled Earnings Conference call, please e-mail admin@starequity.com or lcati@equityny.com.
Use of Non-GAAP Financial Measures by Star Equity Holdings, Inc.
This release presents the non-GAAP financial measures “adjusted net income (loss),” “adjusted net income (loss) per basic and diluted share,” and “adjusted EBITDA from continuing operations.” The most directly comparable measures for these non-GAAP financial measures are “net income (loss),” “net income (loss) per basic and diluted share,” and “cash flows from operating activities.” The Company has included below unaudited adjusted financial information, which presents the Company’s results of operations after excluding acquired intangible asset amortization, unrealized gain (loss) on equity securities and lumber derivatives, litigation costs, transaction costs, financing costs, and income tax adjustments. Further excluded in the measure of adjusted EBITDA are stock-based compensation, interest, depreciation, and amortization.
A discussion of the reasons why management believes that the presentation of non-GAAP financial measures provides useful information to investors regarding the Company’s financial condition and results of operations is included as Exhibit 99.2 to the Company’s report on Form 8-K filed with the Securities and Exchange Commission on May 20, 2024.
About Star Equity Holdings, Inc.
Star Equity Holdings, Inc. is a diversified holding company with two divisions: Building Solutions and Investments. Prior to the May 4, 2023 sale of Digirad Health, Star Equity Holdings had three divisions: Healthcare, Building Solutions, and Investments.
Building Solutions
Our Building Solutions division operates in three businesses: (i) modular building manufacturing; (ii) structural wall panel and wood foundation manufacturing, including building supply distribution operations; and (iii) glue-laminated timber (glulam) column, beam, and truss manufacturing.
Investments
Our Investments division manages and finances the Company’s real estate assets as well as its investment positions in private and public companies.
Healthcare
Our Healthcare division, which operated as Digirad Health until the sale of Digirad Health on May 4, 2023, provided products and services in the area of nuclear medical imaging with a focus on cardiac health.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this press release that are not statements of historical fact are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based upon management’s current beliefs, views, estimates and expectations, including as pertains to (i) the plans and objectives of management for future operations, including plans or objectives relating to acquisitions and related integration, (ii) projections of income, EBITDA, earnings per share, capital expenditures, cost reductions, capital structure or other financial items, (iii) the future financial performance of the Company or acquisition targets and (iv) the assumptions underlying or relating to any statement described above. Forward-looking statements generally are identified by the words “believe”, “expect”, “anticipate”, “estimate”, “project”, “intend”, “plan”, “should”, “may”, “will”, “would”, “will be”, “will continue” or similar expressions. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described above as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the cyclical nature of our operating businesses, the Company’s debt and its ability to repay, refinance, or incur additional debt in the future; the Company’s need for a significant amount of cash to service, repay the debt, and to pay dividends on the Company’s preferred stock; the restrictions contained in the debt agreements that limit the discretion of management in operating the business; legal, regulatory, political and economic risks in markets and public health crises that reduce economic activity and cause restrictions on operations; the length of time associated with servicing customers; losses of significant contracts or failure to get potential contracts being discussed; disruptions in the relationship with third party vendors; accounts receivable turnover; insufficient cash flows and resulting lack of liquidity; the Company's inability to expand its business operations; the liability and compliance costs regarding environmental regulations; the lack of product diversification; existing or increased competition; risks to the price and volatility of the Company’s common stock and preferred stock; stock volatility and in liquidity; risks to preferred stockholders of not receiving dividends and risks to the Company’s ability to pursue growth opportunities if the Company continues to pay dividends according to the terms of the Company’s preferred stock; the Company’s ability to execute on its business strategy (including any cost reduction plans); the Company’s failure to realize expected benefits of restructuring and cost-cutting actions; the Company’s ability to preserve and monetize its net operating losses; risks associated with the Company’s possible pursuit of acquisitions; the Company’s ability to consummate successful acquisitions and execute related integration; general economic and financial market conditions; failure to keep pace with evolving technologies and difficulties integrating technologies; system failures; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; and the continued demand for and market acceptance of the Company’s services. For a detailed discussion of cautionary statements and risks that may affect the Company’s future results of operations and financial results, please refer to the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the risk factors in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. This press release reflects management’s views as of the date presented.
All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations. Therefore, you are cautioned not to place undue reliance on such statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

For more information contact:
Star Equity Holdings, Inc.	The Equity Group
Rick Coleman	Lena Cati
Chief Executive Officer	Senior Vice President
203-489-9508	212-836-9611
rick.coleman@starequity.com	lcati@equityny.com
(Financial tables follow)

Star Equity Holdings, Inc.
Condensed Consolidated Statements of Operations
(Unaudited) (In thousands, except for per share amounts)

	Three Months Ended March 31,
	2024	2023
Revenues:
Building Solutions**	$9,118	$12,346
Total revenues	9,118	12,346

Cost of revenues:
Building Solutions**	7,440	8,017
Investments	104	63
Total cost of revenues	7,544	8,080

Gross profit	1,574	4,266

Operating expenses:
Selling, general and administrative	4,094	3,684
Amortization of intangible assets	442	430
Total operating expenses	4,536	4,114

Income (loss) from continuing operations	(2,962)	152

Other income (expense):
Other income (expense), net	399	(109)
Interest income (expense), net	374	(27)
Total other income (expense), net	773	(136)

Income (loss) before income taxes from continuing operations	(2,189)	16
Income tax benefit (provision) from continuing operations	(35)	—
Income (loss) from continuing operations, net of tax	(2,224)	16
Income (loss) from discontinued operations, net of tax	—	419
Net income (loss)	(2,224)	435
Dividend on Series A perpetual preferred stock	(479)	(479)
Net income (loss) attributable to common shareholders	$(2,703)	$(44)

Net income (loss) per share
Net income (loss) per share, continuing operations
Basic and Diluted*	$(0.14)	$—
Net income (loss) per share, discontinued operations
Basic and Diluted*	$—	$0.03
Net income (loss) per share
Basic and Diluted*	$(0.14)	$0.03
Net income (loss) per share, attributable to common shareholders
Diluted*	$(0.17)	$—
Weighted-average common shares outstanding
Basic and Diluted*	15,842	15,516

Dividends declared per share of Series A perpetual preferred stock	$0.25	$0.25
*Earnings per share may not add due to rounding
**Formerly known as Construction

Star Equity Holdings, Inc.
Condensed Consolidated Balance Sheets
(Unaudited) (In thousands, except share amounts)

	March 31, 2024 (unaudited)	December 31, 2023
Assets:
Current assets:
Cash and cash equivalents	$14,662	$18,326
Restricted cash	615	620
Investments in equity securities	5,575	4,838
Lumber derivative contracts	—	19
Accounts receivable, net of allowances of $206 and $191, respectively	4,584	6,004
Note receivable, current portion	399	399
Inventories, net	4,720	3,420
Other current assets	829	1,180
Assets held for sale	4,295	4,346
Total current assets	35,679	39,152
Property and equipment, net	3,537	3,482
Operating lease right-of-use assets, net	1,371	1,470
Intangible assets, net	12,067	12,518
Goodwill	4,438	4,438
Cost method investment	6,000	6,000
Notes receivable	8,528	8,427
Other assets	29	9
Total assets	$71,649	$75,496

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$1,503	$1,571
Accrued liabilities	1,028	1,506
Accrued compensation	1,018	1,772
Accrued warranty	45	44
Lumber derivative contracts	1	—
Deferred revenue	1,696	1,377
Short-term debt	1,924	2,019
Operating lease liabilities	411	403
Finance lease liabilities	35	42
Total current liabilities	7,661	8,734
Deferred tax liabilities	320	318
Operating lease liabilities, net of current portion	995	1,102
Finance lease liabilities, net of current portion	34	43
Total liabilities	9,010	10,197

Stockholders’ Equity:
Preferred stock, $0.0001 par value: 10,000,000 shares authorized: Series A Preferred Stock, 8,000,000 shares authorized, liquidation preference ($10.00 per share), 1,915,637 shares issued and outstanding at March 31, 2024. (Liquidation preference: $18,988,390 as of March 31, 2024 and December 31, 2023.)	18,988	18,988
Series C Preferred stock, $0.0001 par value: 25,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.0001 par value: 50,000,000 shares authorized; 15,848,202 and 15,826,217 shares issued and outstanding (net of treasury shares) at March 31, 2024 and December 31, 2023, respectively	2	2
Treasury stock, at cost; 258,849 shares at March 31, 2024 and December 31, 2023, respectively	(5,728)	(5,728)
Additional paid-in capital	159,690	160,126
Accumulated deficit	(110,313)	(108,089)
Total stockholders’ equity	62,639	65,299
Total liabilities and stockholders’ equity	$71,649	$75,496

Star Equity Holdings, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited) (In thousands, except per share amounts)

	Three Months Ended March 31,
	2024	2023
Net income (loss) from continuing operations	$(2,224)	$16
Acquired intangible amortization	442	430
Unrealized loss (gain) on equity securities (1)	(228)	(2)
Unrealized loss (gain) on lumber derivatives (2)	20	(43)
Litigation costs	9	—
Transaction costs related to sale (3)	101	—
Transaction costs related to mergers and acquisitions (4)	431	—
Financing costs (5)	8	95
Income tax (benefit) provision	35	—
Non-GAAP adjusted net income (loss) from continuing operations	$(1,406)	$496

Net income (loss) from continuing operations per diluted share	$(0.14)	$—
Acquired intangible amortization	0.03	0.03
Unrealized loss (gain) on equity securities (1)	(0.01)	—
Unrealized loss (gain) on lumber derivatives (2)	—	—
Litigation costs	—	—
Transaction costs related to sale (3)	0.01	—
Transaction costs related to mergers and acquisitions (4)	0.03	—
Financing costs (5)	—	0.01
Income tax (benefit) provision	—	—
Non-GAAP adjusted net income (loss) from continuing operations per basic and diluted share (6)	$(0.09)	$0.03
(1)Reflects adjustments for any unrealized gains or losses in equity securities.
(2)Reflects adjustments for any unrealized gains or losses in lumber derivatives value..
(3)Reflects one time transaction costs related to the sale of the Healthcare Division.
(4)Reflects one time transaction costs related to potential mergers and acquisitions.
(5)Reflects financing costs from our credit facilities.
(6)Per share amounts are computed independently for each discrete item presented. Therefore, the sum of the quarterly per share amounts will not necessarily equal to the total for the year, and the sum of individual items may not equal the total.

Star Equity Holdings, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited) (In thousands)

For The Three Months Ended March 31, 2024	Building Solutions	Investments	Star Equity Corporate	Total

Net income (loss) from continuing operations	$(925)	$463	$(1,762)	$(2,224)
Depreciation and amortization	567	104	17	688
Interest (income) expense	36	(191)	(219)	(374)
Income tax (benefit) provision	—	—	35	35
EBITDA from continuing operations	(322)	376	(1,929)	(1,875)

Unrealized loss (gain) on equity securities (1)	—	(228)	—	(228)
Unrealized loss (gain) on lumber derivatives (2)	20	—	—	20
Interest income(3)	—	410	—	410
Litigation costs	—	—	9	9
Stock-based compensation	10	—	48	58
Transaction costs related to sale (4)	—	—	101	101
Transaction costs related to mergers and acquisitions (5)	—	—	431	431
Financing costs (6)	8	—	—	8
Non-GAAP adjusted EBITDA from continuing operations	$(284)	$558	$(1,340)	$(1,066)

For The Three Months Ended March 31, 2023	Building Solutions	Investments	Star Equity Corporate	Total

Net income (loss) from continuing operations	$1,654	$(51)	$(1,587)	$16
Depreciation and amortization	505	63	4	572
Interest (income) expense	29	22	(24)	27
Income tax (benefit) provision	—	—	—	—
EBITDA from continuing operations	2,188	34	(1,607)	615

Unrealized loss (gain) on equity securities (1)	—	(2)	—	(2)
Unrealized loss (gain) on lumber derivatives (2)	(43)	—	—	(43)
Stock-based compensation	5	—	96	101
Financing costs (6)	84	11	—	95
Non-GAAP adjusted EBITDA from continuing operations	$2,234	$43	$(1,511)	$766

(1)Reflects adjustments for any unrealized gains or losses on equity securities.
(2)Reflects adjustments for any unrealized gains or losses in lumber derivatives value.
(3)We allocate all corporate interest income to the Investments Division.
(4)Reflects one time transaction costs related to the sale of the Healthcare Division.
(5)Reflects one time transaction costs related to potential mergers and acquisitions.
(6)Reflects financing costs from our credit facilities.

Star Equity Holdings, Inc.
Supplemental Debt Information
(Unaudited) (In thousands)
A summary of the Company’s credit facilities are as follows:

	March 31, 2024		December 31, 2023
	Amount	Weighted-Average Interest Rate	Amount	Weighted-Average Interest Rate
Revolving Credit Facility - Premier	$1,924	9.25%	$2,019	9.25%
Total Short-term Revolving Credit Facilities	$1,924	9.25%	$2,019	9.25%
Total Short-term debt	$1,924	9.25%	$2,019	9.25%

Star Equity Holdings, Inc.
Supplemental Segment Information
(Unaudited) (In thousands)

	Three Months Ended March 31,
	2024	2023
Revenue by segment:
Building Solutions	$9,118	$12,346
Investments	188	158
Intersegment elimination	(188)	(158)
Consolidated revenue	$9,118	$12,346

Gross profit (loss) by segment:
Building Solutions	$1,678	$4,329
Investments	84	95
Intersegment elimination	(188)	(158)
Consolidated gross profit	$1,574	$4,266

Income (loss) from continuing operations by segment:
Building Solutions	$(898)	$1,782
Investments	44	(19)
Corporate, eliminations and other	(2,108)	(1,611)
Segment income (loss) from operations	$(2,962)	$152

Depreciation and amortization by segment:
Building Solutions	$567	$505
Investments	104	63
Star Equity corporate	17	4
Total depreciation and amortization	$688	$572